Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (333-259458, 333-264893, 333-274092, 333-276614 and 333-285798) and Form S-3 (333-276504, 333-282984, 333-291393 and 333-292830) of our report, dated March 12, 2026, with respect to the financial statements of IN8bio, Inc. included in this Annual Report (Form 10-K) of IN8bio, Inc. for the year ended December 31, 2025. Our audit report includes an explanatory paragraph relating to IN8bio, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

New York, New York

March 12, 2026